UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2014

SONIC AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-13395	56-201079
(Commission File Number)	(IRS Employer Identification No.)

4401 Colwick Road Charlotte, North Carolina	28211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 566-2400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2014, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Sonic Automotive, Inc. (“Sonic”) approved base salary increases to be effective as of March 1, 2014 for the following executive officers in the following amounts: Mr. O. Bruton Smith, from $1,167,000 to $1,202,000; Mr. B. Scott Smith, from $1,007,900 to $1,038,200; Mr. David Bruton Smith, from $685,465 to $706,100; Mr. Jeff Dyke, from $900,000 to $927,000; and Mr. Heath R. Byrd, from $617,000 to $635,600.

On February 12, 2014, the Compensation Committee also established the parameters for determining performance-based cash bonuses under the Sonic Automotive, Inc. Incentive Compensation Plan (the “Incentive Compensation Plan”) for the performance period January 1, 2014 through December 31, 2014 (the “Performance Period”) for Messrs. O. Bruton Smith, B. Scott Smith, David Bruton Smith, Jeff Dyke and Heath R. Byrd (the “Executive Officers”) that are intended to meet the requirements for deductibility under Section 162(m) of the Internal Revenue Code.

The Compensation Committee established a two-tiered approach to determine incentive cash bonus awards for the Performance Period. The first tier is an objective threshold achievement level of defined adjusted earnings per share for Sonic for the Performance Period. No bonuses are payable under the Incentive Compensation Plan for the Performance Period if the threshold goal is not achieved. If the threshold adjusted earnings per share goal is achieved, then each Executive Officer is eligible for a bonus of $3,000,000 (the “maximum bonus amount”). However, the second tier of the bonus program establishes additional performance requirements that the Compensation Committee will use to determine actual bonus amounts payable to the Executive Officers. These performance requirements include additional achievement levels related to adjusted earnings per share goals and customer satisfaction performance goals based on the percentage of Sonic’s dealerships that meet or exceed specified objectives, as reported by the respective manufacturers for such brands. If the first tier performance requirement has been achieved, the Compensation Committee may, in its determination, exercise negative discretion to reduce the dollar amount of an Executive Officer’s actual bonus to less than the maximum bonus amount based upon achievement of the adjusted earnings per share and customer satisfaction goals along with other factors the Compensation Committee determines relevant, such as its subjective assessment of financial, operational, strategic, corporate and individual performance, and unanticipated contingencies and events. An Executive Officer’s bonus amount under the Incentive Compensation Plan may be less than (but not more than) the maximum bonus amount.

On February 12, 2014, the Compensation Committee also approved grants of performance-based restricted stock units under the Sonic Automotive, Inc. 2004 Stock Incentive Plan (the “Stock Incentive Plan”) to Messrs. O. Bruton Smith, B. Scott Smith, David Bruton Smith, Jeff Dyke and Heath R. Byrd for 80,241 units, 69,306 units, 47,137 units, 61,883 units and 42,430 units, respectively. As provided by the Compensation Committee, these restricted stock unit awards generally remain subject to forfeiture for up to three years from the date of grant based on continuation of employment and violation of any restrictive covenants contained in any agreement between Sonic and the respective officer. The awards of restricted stock units are also subject to forfeiture, in whole or in part, based on achievement of specified measures of Sonic’s defined adjusted earnings per share performance for the 2014 calendar year. The restricted stock units will be converted to, and paid in the form of, an equivalent number of shares of Sonic’s Class A Common Stock following vesting. Subject to the performance conditions, these awards vest in three annual installments, with twenty-five percent (25%) of the shares vesting on March 31, 2015, thirty percent (30%) of the shares vesting on February 12, 2016 and forty-five percent (45%) of the shares vesting on February 12, 2017. These unit awards will not be eligible for dividend equivalents or voting rights.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONIC AUTOMOTIVE, INC.

By:	/s/ Stephen K. Coss
Stephen K. Coss
Senior Vice President and General Counsel

Dated: February 14, 2014

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